Exhibit 10.3

[CERTAIN INFORMATION IN THIS EXHIBIT IDENTIFIED BY [***] IS CONFIDENTIAL AND HAS BEEN EXCLUDED BECAUSE IT (I) IS NOT MATERIAL AND (II) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS THAT INFORMATION AS PRIVATE OR CONFIDENTIAL.]

LICENSE AND SERVICES AGREEMENT

BETWEEN

(1) 24M TECHNOLOGIES, INC.

AND

(2) FREYR

i

LICENSE AND SERVICES AGREEMENT

This LICENSE AND SERVICES AGREEMENT (the “Agreement”) commences on and from 15th December 2020 (the “Effective Date”) and is entered into by and between:

(1)	24M TECHNOLOGIES, INC, incorporated in Delaware, U.S.A. and whose principal office is situated at 130 Brookline Street, Cambridge, MA 02139 (“24m”); and

(2)	FREYR AS, a Norwegian limited liability corporation with company registration number 920 388 620 having its registered place of business at Nytorget 1, 8622 Mo i Rana, Norway (“FREYR”),

each a “Party” and together the “Parties”.

RECITALS

(A)	24m has developed 24m Proprietary Technology, including know how, related to the development and manufacture of Semi-Solid Battery (as defined herein) cells.

(B)	FREYR is creating a platform with Norwegian and EU support to scale the manufacture and commercialization of Semi-Solid Battery cells and modules.

(C)	FREYR wishes to license the 24m Proprietary Technology (as defined herein) and receive the Services (as defined herein) from 24m to enable the construction and scale of manufacturing facilities for such purposes.

(D)	24m has agreed to license the 24m Proprietary Technology and provide the Services to FREYR to facilitate the manufacture and commercialization of the Semi-Solid Battery cells and modules by FREYR, in accordance with the terms of this Agreement.

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Agreement, unless the context requires otherwise:

“24m Developed Improvements”	has the meaning set out in clause 4.2;

“24m Indemnified Persons”	has the meaning set out in clause 10.4;

“24m Licensed Patents”

means all patents and patent applications owned or Controlled by 24m or any of its Affiliates as of the Effective Date, or that 24m or an Affiliate develops or acquires ownership or Control of at any time during the Term of this Agreement that are necessary or useful for, or otherwise related to, the manufacture, assembly, test, operation and service of Semi-Solid Battery cells and Semi-Solid Battery modules, including:

(a) all patents and patent applications set out in Schedule 1 ([***]) as at the Effective Date, it being understood that such patents and patent applications relate to technology capable of producing cells with a gravimetric energy density below 350 Wh/kg at 20℃;

	(b)	effective upon 24m obtaining the required governmental consents or exemptions further described in Schedule 1a (“Required Approvals”), all patents and patent applications set out in Schedule 1a ([***]) as at the Effective Date, it being understood that such patents and patent applications relate to technology capable of producing cells with a gravimetric energy density above 350 Wh/kg at 20℃; and

	(c)	any patents and patent applications claiming inventions created in whole or in part by 24m in the performance of the Services or the fulfilment of 24m’s liabilities, responsibilities and obligations pursuant to this Agreement;

	(d)	any patents and patent applications claiming 24m Developed Improvements;

	(e)	any patents and patent applications claiming FREYR Developed Improvements; and

	(f)	in respect of each of the above: (i) all extensions and renewals thereof; (ii) applications for any of the foregoing and the right to apply for any of the foregoing in any country; (iii) rights under licenses, consents, orders, statutes or otherwise in relation to the foregoing; (iv) rights of the same or similar effect or nature which now subsist; and (v) the right to sue for past and future infringements of any of the foregoing rights; but in no case will the foregoing clauses (i) through (v) inclusive include any patents or patent applications to the extent they claim technology solely related to producing cells with a gravimetric energy density above 350 Wh/kg at 20℃, until 24m obtains the Required Approvals.

“24m Licensed Technology”	means all Related Information owned or Controlled by 24m or any of its Affiliates as of the Effective Date, or that 24m or an Affiliate develops or acquires ownership or Control of at any time during the Term of this Agreement, that is not in the public domain or that is otherwise proprietary to 24m or an Affiliate, including:

	(a)	all 24m Developed Improvements;

	(b)	all FREYR Developed Improvements;

	(c)	all IPR, including unregistered utility models, unregistered designs, unregistered design rights, topography rights, database rights, know-how and copyrights (including moral rights), in the foregoing; and

(d)

in respect of each of the foregoing: (i) applications for any of the foregoing and the right to apply for any of the foregoing in any country; rights under licenses, consents, orders, statutes or otherwise in relation to the foregoing; rights of the same or similar effect or nature which now subsist; and (ii) the right to sue for past and future infringements of any of the foregoing rights, but in each case, excluding the patent rights and trademark rights;

“24m Licensee”	means an entity with whom 24m has entered into licensing arrangements related to the 24m Proprietary Technology, but excluding FREYR or its Affiliates;

“24m Proprietary Technology”	means 24m Licensed Patents and 24m Licensed Technology;

“Affiliates”	means, with respect to any person, any other person directly or indirectly Controlling, (including, but not limited to, all directors and officers of such person) Controlled by, or under direct or indirect common Control with, such person. For the purposes of this definition, “Control” when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, through the ownership of more than fifty percent (>50%) voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall be construed accordingly;

“Applicable Law”	means any of the following, to the extent that it applies to a Party, its Affiliates or its employees and contractors:

(a) any statute, regulation, by-law, ordinance or subordinate legislation in force from time to time;

(b) the common law and the law of equity;

(c) any binding court order, judgment or decree;

(d) any applicable industry code, policy or standard enforceable by law; and

(e) any applicable policy, requirement, rule or order that is given by a regulator;

“ASEAN”	means those member states belonging to the Association of Southeast Asian Nations as at the Effective Date;

“Business Days”	means a day (other than a Saturday or Sunday) on which banks in Norway and/or New York, New York, USA are open for ordinary banking business;

“Calendar Year”	means a period of 12 consecutive months beginning on and including January 1st and ending on and including December 31st;

“Confidential Information”	means, in respect of a Party, information in any form (whether written, electronic, graphic, oral or otherwise) that falls within any of the following categories:

	(a)	it has been provided by the Party and was marked confidential (or a similar designation) or was stated to be confidential at the time of disclosure;

	(b)	it concerns the customers, finances, sales, marketing, products, suppliers, employees, strategies, business operations, projections, forecasts or management, or it would ordinarily be deemed by a reasonable person to be confidential or proprietary to each Party;

	(c)	information contained in, or relating to, the items licensed to the other Party pursuant to clause 3 (Grant of Licence); and

	(d)	information identified in this Agreement as Confidential Information of a Party;

Notwithstanding the foregoing, the Confidential Information shall not include, and no obligation shall be imposed regarding information which:

	(a)	is publicly known at the time of disclosure or becomes publicly known after disclosure through no wrongful act or breach of this Agreement by the other Party;

	(b)	is already in the possession of the other Party at the time of disclosure without reference to the Party’s Confidential Information;

	(c)	is rightfully and lawfully obtained by the other Party from a third party without any confidentiality obligation, directly or indirectly, to the Party or its Affiliates;

	(d)	is independently developed by or for the other Party without reference to the Party’s Confidential Information; or

	(e)	is approved for public release by written authorization of the Party;

“Control”	means, whether arising by ownership, license or otherwise: (i) with respect to a patent, patent application or patent right, that 24m or its Affiliate possesses the right to grant and authorize the licenses, and sublicenses, as applicable, of the scope granted to FREYR under this Agreement, and (ii) with respect to Information, that 24m or its Affiliate possesses the Information and the rights to disclose and deliver the Information, or a copy thereof, to FREYR under this Agreement; in either case without violating the terms of any agreement under which 24m or its Affiliate as of the Effective Date holds or after the Effective Date first acquires rights in such subject matter.

“COVID-19”	means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures”	means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar law, directive, guidelines or recommendations promulgated by any industry group or any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Effective Date”	has the meaning set out in the preamble;

“Energy Storage System”	means a grid connected electricity storage system that has more than 200 kWh of lithium-ion battery storage capacity, excluding any applications related to automotive charging or discharging.

“Existing IPR”	has the meaning set out in clause 4.1;

“Force Majeure Event”	means acts of God, fire, flood, war, acts of terrorism, riot, civil commotion, governmental actions, labour disputes (save where such disputes involve personnel of the non-performing Party), pandemic, epidemic, quarantine and any similar events that are not reasonably foreseeable and beyond the reasonable control of the non-performing Party; provided that, as an ongoing issue of which both Parties are aware, COVID-19 and COVID-19 Measures in effect as of the Effective Date shall not be considered Force Majeure Events;

“FREYR Indemnified Persons”	has the meaning set out in clause 10.1;

“Improvement”	means any improvement, enhancement, derivative of or modification to the 24m Proprietary Technology including any such modifications in the manufacturing processes or otherwise related to manufacture of the Products but in all cases excluding the 24m Proprietary Technology itself (without reference, for purposes of this exclusion, to clauses (d) and (e) in the definition or “24m Licensed Patents” and clauses (a) and (b) in the definition of “24m Licensed Technology”),

“Indemnitee”	means the Party that is receiving the benefit of the relevant indemnity;

“Indemnitor”	means the Party that is giving the relevant indemnity;

“Insolvency Event”	means the occurrence of any of the following events (or any event analogous to any of the following in a jurisdiction other than the United States) in relation to the relevant entity:

(a) the entity passing a resolution for its winding up or a court of competent jurisdiction making an order (which order is not dismissed or vacated within 90 days) for the entity to be wound up or dissolved or the entity being dissolved;

(b) the appointment by a court of competent jurisdiction of an administrator of or a receiver or administrative receiver of, or an encumbrancer taking possession of or selling, the whole or part of the entity’s undertaking, assets, rights or revenue; or

(c) the entity makes an application to a court of competent jurisdiction for protection from its creditors, however, a resolution by the relevant entity or a court order that such entity be wound up for the purpose of a bona fide reconstruction or amalgamation will not amount to an Insolvency Event;

“IPR”	means all rights of any nature in patents, registered designs, registered trademarks and service marks, and all extensions and renewals thereof, unregistered trademarks and service marks, business and customer names, unregistered designs, internet domain names and email addresses, design rights, topography rights, rights in inventions, utility models, database rights, rights in Information and copyrights (including moral rights); applications for any of the foregoing and the right to apply for any of the foregoing in any country; rights under licenses, consents, orders, statutes or otherwise in relation to the foregoing; rights of the same or similar effect or nature which now subsist; and the right to sue for past and future infringements of any of the foregoing rights;

“Information”	means all technical, scientific and other know-how and information, trade secrets, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, discoveries, inventions, designs, drawings, assembly procedures, computer programs, apparatuses, prototypes, specifications, data, results, and other material, including manufacturing and quality control procedures and data, in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

“Major Automobile Companies”	means any company that produces more than five-hundred thousand cars and/or more than ten thousand trucks or buses annually.

“Product”	means Semi-Solid Battery cells or any product containing a Semi-Solid Battery cell, the manufacture or sale of which would, but for the license granted in this Agreement, infringe a Valid Claim of a 24m Licensed Patent. For the avoidance of doubt, Product includes Semi-Solid Battery cells or products containing Semi-Solid Battery cells, that is manufactured and/or sold in a jurisdiction that does not infringe a Valid Claim, provided its manufacture or sale in any jurisdiction would infringe a Valid Claim;

“Quarter”	means calendar quarters, 1 January – 31 March; 1 April – 30 June; 1 July – 30 September; and 1 October – 31 December, and “Quarterly” shall be construed accordingly;

“Related Information”	means all Information necessary or useful for, or otherwise related to, the manufacture, assembly, test, operation and service of Semi-Sold Battery cells and Semi-Solid Battery modules, including:

(a) all Information regarding materials required to manufacture Semi-Solid Battery cells and Semi-Solid Battery modules;

(b) all specifications and drawings for pilot and high volume Semi-Solid Battery cell and Semi-Solid Battery module manufacturing equipment and facilities;

(c) all manufacturing and testing process and procedures for Semi-Solid Battery cells and Semi-Solid Battery modules; and

(d) all Information (including specifications) regarding the machines, the equipment and the facilities used for manufacturing or evaluating Semi-Solid Battery cells and Semi-Solid Battery modules;

“Related Parties”	means any person or entity that is related to any of the senior management of FREYR, owns more than 5% of FREYR or otherwise exerts significant influence or control over FREYR;

“Restricted Information”	means the Information set forth or described in Schedule 4b.

“Royalty”	has the meaning set out in clause 5.1, and “Royalties” shall be construed accordingly;
“Scandinavian Region”	means Denmark, Norway, Sweden, Finland, Greenland, and Iceland;

“Semi-Solid Battery”	means a battery that has at least one electrode comprised of a liquid electrolyte and a solid for which the manufacturing process did not use a drying process;

“Term”	has the meaning set out in clause 2.1;

“Valid Claim”	means a claim of an issued and unexpired patent included within the 24m Licensed Patents that (a) has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and (b) has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

1.2	In this Agreement, unless the context requires otherwise:

(a)	a statutory provision, includes a reference to:

(i)	the statutory provision as modified or re-enacted from time to time (whether before or after the Effective Date); and

(ii)	any subordinate legislation made pursuant to the statutory provision (whether before or after the Effective Date);

(b)	a Party, person or entity, includes a reference to that Party’s, person’s or entity’s successors, personal representatives or assigns;

(c)	an agreement, includes a reference to such agreement as amended from time to time;

(d)	a “Schedule” or “Appendix” unless the context otherwise requires, is a reference to a schedule or appendix to this Agreement; and

(e)	the singular includes the plural and vice versa, unless the context otherwise requires.

1.3	The headings in this Agreement will not affect the interpretation of this Agreement (and unless the context requires otherwise, a reference to a Schedule includes the associated Appendices).

1.4	Whenever the words “include”, “includes”, “including” or “in particular” (or similar derivates) are used, they are deemed to be followed by the words “without limitation”.

1.5	This Agreement is the result of arm’s length negotiations between the Parties and will be construed to have been drafted by both Parties such that any ambiguities in this Agreement will not be construed against either Party as a result of that Party having drafted or proposed the relevant clause.

2.	commencement and duration

2.1	This Agreement shall take effect from the Effective Date and, unless terminated earlier in accordance with clause 12 (Termination), shall continue until the expiration, lapse, cancellation, abandonment or invalidation of the last Valid Claim of the 24m Licensed Patents (the “Term”). FREYR’s license with respect to then-existing 24m Licensed Technology will survive the expiration, but not an earlier termination (subject to clause 12.5 with respect to FREYR Developed Improvements) of the Agreement, [***].

3.	grant of license

3.1	24m Licensed Patents. Subject to the terms of this Agreement, 24m hereby grants the following rights to FREYR and its Affiliates:

(a)	during the Term a royalty-bearing, non-exclusive (subject to clause 6), perpetual (during the Term), irrevocable (except in accordance with clause 12 (Termination)), non-transferable (except in accordance with clause 16.2 (Assignment / Novation)) and non-sub-licensable (except to equipment manufacturers and other contracted suppliers solely in support of FREYR and its Affiliates hereunder and not for the independent use by a third party) license, under the 24m Licensed Patents, to:

(i)	manufacture Products on a worldwide basis, subject to the following restrictions (“Manufacturing Restrictions”):

(A)	FREYR’s license under this clause 3.1(a)(i) shall not include the right to manufacture Products within ASEAN until after December 31, 2022, [***]; and

(B)	FREYR’s license under this clause 3.1(a)(i) shall not include the right to manufacture Products within Japan until after December 31, 2022, [***] and

(ii)	use, sell, offer to sell and import Products on a worldwide basis, subject to the following restrictions (“Restrictions”):

(A)	FREYR may not sell or offer to sell the Products within ASEAN until [***], currently December 31, 2022.

(B)	FREYR may not sell or offer to sell the Products within Japan until [***], currently December 31, 2022.

Notwithstanding the foregoing, with respect to any 24m Licensed Patents claiming FREYR Developed Improvements, the foregoing license is granted on a perpetual, non-exclusive, irrevocable, fully paid-up and royalty-free basis.

3.2	24m Licensed Technology. 24m hereby grants to FREYR and its Affiliates a non-exclusive (subject to clause 6), perpetual, irrevocable, royalty-free, fully-paid, non-transferable (except in accordance with clause 16.2 (Assignment / Novation)) and non-sublicensable (except to equipment manufacturers and other contracted suppliers solely in support of FREYR and its Affiliates hereunder and not for the independent use by a third party) license to use the 24m Licensed Technology, in order to:

(a)	manufacture Products on a worldwide basis subject to Manufacturing Restrictions; and

(b)	use, sell, offer to sell and import Products on a worldwide basis, subject to the Restrictions.

Notwithstanding the foregoing, with respect to any FREYR Developed Improvements, the foregoing license is granted on a perpetual, non-exclusive, irrevocable, fully paid-up and royalty-free basis.

3.3	No Implied License. Except as expressly provided in this Agreement, nothing herein is intended to confer, by implication, estoppel, or otherwise, upon FREYR a license to or rights in any IPR of 24m.

4.	ownership of intellectual property rights

4.1	Ownership of Background IPR. Except as provided in clause 4.3, nothing in this Agreement will assign or transfer ownership of any IPR, corporate names, trademarks, and associated goodwill, of either Party which are (i) owned or Controlled by that Party or any Affiliate as of the Effective Date (the “Existing IPR”), or (ii) developed or acquired by that Party or any Affiliate (itself or working with any third party, including any 24m Licensee) during the Term of this Agreement.

4.2	24m Developed Improvements. As between the Parties and subject to the licenses provided in clause 3, any Improvement that is conceived, first reduced to practice, invented or developed by 24m or any Affiliate (itself or working with any third party, including any 24m Licensee) after the Effective Date (“24m Developed Improvements”) shall be owned by 24m.

4.3	FREYR Developed Improvements. As between the Parties, any Improvement that is conceived, first reduced to practice, invented or developed by FREYR or any Affiliate, independently or in cooperation with 24m or any Affiliate, shall be owned by 24m (“FREYR Developed Improvements”); provided that (a) FREYR Developed Improvements exclude [***], and (b) 24m hereby grants to FREYR a license to FREYR Developed Improvements on a non-exclusive, perpetual, irrevocable, fully-paid up and royalty free basis, in accordance with clause 3. In connection with the foregoing, FREYR hereby assigns, and agrees to assign, all of its right, title, and interest in and to the FREYR Developed Improvements, including any IPR related thereto that arises from the conception, first reduction to practice, invention or development of the FREYR Developed Improvement by FREYR or any Affiliate, subject to such FREYR Developed Improvements being automatically licensed back to FREYR pursuant to clause 3, without further action by the Parties, on a perpetual, irrevocable, fully paid-up and royalty-free basis.

4.4	Deliveries.

(a)	By 24m. Following 24m’s initial delivery of all Related Information required under clause 7.4, and continuing throughout the Term of this Agreement, on a quarterly basis 24m shall disclose in writing and transfer and deliver to FREYR, at no cost and, where possible, through electronic means such as file transfer or FTP, copies of all material 24m Developed Improvements and all other material Related Information that 24m or its Affiliates have developed or acquired ownership or Control of at any time during the Term of this Agreement (to the extent not previously disclosed, transferred or delivered to FREYR hereunder). FREYR acknowledges and agrees that, with respect to the Restricted Information, FREYR may be required to enter into an agreement directly with the third-party owner of rights in or to such Information in order to receive access to such Information in connection with this Agreement.

(b)	By FREYR. Following 24m’s initial delivery of all Related Information required under clause 7.4, and continuing throughout the Term of this Agreement, on a quarterly basis FREYR shall disclose in writing and transfer and deliver to 24m, at no cost and, where possible, through electronic means such as file transfer or FTP, copies of all material FREYR Developed Improvements that FREYR or its Affiliates have developed or acquired ownership or Control of at any time during the Term of this Agreement (to the extent not previously disclosed, transferred or delivered to 24m hereunder).

5.	Royalty Payments

5.1	Royalty. In consideration of the licenses granted by 24m under clause 3.1 of this Agreement, FREYR shall pay to 24m the royalty payments set out below (the “Royalty”) on aggregate Revenues earned for the sale of Products during each Calendar Year:

Portion of aggregate Revenues from Products sold during Calendar Year (based on aggregate, rated capacity of Products sold, in kWh)			Royalty (% of Revenue)
[***] kWh/year	to	[***] kWh/year	[***]%
[***] kWh/year	to	[***] kWh/year	[***]%
[***] kWh/year	to	[***] kWh/year	[***]%
[***] kWh/year	to	[***] kWh/year	[***]%
[***] kWh/year	to	[***] kWh/year	[***]%
[***] kWh/year	to	[***] kWh/year	[***]%
[***] kWh/year			[***]%

“Revenue” for the purpose of calculating the Royalty in the table above means the actual revenue per Calendar Year (not the cumulative amount from the production) FREYR earned for the sale of Products to customers of FREYR who are not Affiliates nor Related Parties of FREYR (“Non-affiliates”). If FREYR leases (to third parties or Related Parties or Affiliates), uses (for its own benefit as a commercial end user) or sells Products to Affiliates or Related Parties of FREYR, then Revenue shall be the revenue that would have been received if Products were sold at the market price as represented by the price paid by unaffiliated parties in an arms-length transaction, which shall be deemed to be the actual revenue received by the Affiliate or Related Party from the subsequent resale of the Products to customers (that are not an Affiliates or Related Parties of FREYR) if the Products are so resold. For the foregoing purposes, the Parties agree to negotiate in good faith a representative market price based on available information of sales of Products by FREYR, if any, and other manufacturers after considering differences in quality, purchase volumes and other relevant considerations.

For the avoidance of doubt, for the [***] kWh of sales each Calendar Year the Royalty is [***]% of Revenue. For example, if FREYR’s quarterly sales volumes are [***] kWh for the first, second and third quarters and [***] kWh in the fourth quarter, then the Royalty will be [***]% of Revenue for the [***] kWh of sales and [***]% of Revenue for the remaining [***] kWh of sales.

Notwithstanding anything to the contrary in this Agreement, if a Product includes Semi-Solid Battery cells as part of or in combination with other products, services or components that do not use or practice 24m Licensed Patents (e.g., a module that does not use or practice 24m Licensed Patents that includes Semi-Solid Battery cells), Revenue from such combination sales for purposes of calculating the amounts due shall be the revenue that would have been received if the Semi-Solid Battery cells were sold alone at the market price as represented by the price paid by unaffiliated parties in an arms-length transaction.

5.2	Minimum Annual Royalty. Beginning on the three-year anniversary of the Effective Date, FREYR shall pay to 24m minimum annual Royalties equal to three million U.S. Dollars ($3,000,000) per Calendar Year (“Minimum Annual Royalties”).

5.3	Waiver of Royalties on Initial Sales. Subject to payment of the Service Fee in 7.1, 24M agrees to waive the royalty payments [***] during the [***] from FREYR’s pilot manufacturing line. For the avoidance of doubt, this waiver of royalty payments is only applicable to sales from FREYR’s pilot manufacturing line and expires in [***].

5.4	Revenue. In addition to the foregoing set out in clause 5.1:

(a)	Revenue shall mean the actual revenue earned or calculated from sales or use of Product sold, less:

(i)	any tax regarding sales, use, occupation, tariff, excise or import/export, or other governmental charges imposed on the production, importation, exportation, use or sale on particular sales or the provision of a service (but not income taxes derived from such sales);

(ii)	any packing for the shipping of Products, freight, postage, insurance, or other transportation charges itemized as such on the invoice; and

(iii)	refunds, returns, and credits for the foregoing.

5.5	Royalty Calculation and Invoicing. The Royalty calculated in accordance with this clause 5 (Royalty Payments) shall be paid Quarterly in arrears. Within twenty (20) Business Days after the end of each relevant Quarter, FREYR shall provide full details to 24m of the total Revenue earned during that Quarter and the corresponding amount of the Royalty calculated in accordance with clauses 5.1 (the “Royalty Report”). The amount of the Royalty shall be converted by FREYR into US Dollars using the average exchange rate during the Quarter in which the Royalty is calculated. 24m shall provide an invoice to FREYR within five (5) Business Days following receipt of the Royalty Report. If there has been any underpayment or overpayment of the Royalty, FREYR shall ensure that there is an adjustment to the next Quarterly payment following discovery of such underpayment or overpayment.

The Minimum Annual Royalty under clause 5.2 shall be paid each Calendar Year in arrears. In its Royalty Report for the 4th Quarter of each Calendar Year, actual Royalties accrued for the entire Calendar Year shall be credited against the Minimum Annual Royalty, and any remainder added to the Royalty calculation of the Royalty Report for the 4th Quarter.

5.6	Royalty Payment. FREYR shall pay all undisputed Royalties in US dollars within [***] of receipt of each invoice from 24m. FREYR will pay 24m a late fee for any amount that is not paid when due at a rate of [***] per month or the maximum rate permitted by applicable law, whichever is less, from the due date until paid.

5.7	Taxes

(a)	All Royalty payments are exclusive of VAT (or other similar taxes) and shall be paid by FREYR free of all deductions and withholdings whatsoever, except where otherwise required by law.

(b)	If any deduction or withholding is required by law, FREYR will pay to 24m a sum that will, after such deduction or withholding has been made, leave 24m with the same amount as 24m would have been entitled to in the absence of such deduction or withholding. FREYR shall provide to 24m a statement showing the gross Royalty paid, the amount of the sum deducted, and the actual Royalty paid.

(c)	Any taxes, duties or fees arising out of or in connection with each Party’s income shall be borne by the Party the respective taxes are levied upon.

6.	Non-compete

6.1	Provided FREYR is not in material default of this Agreement and with the exception of direct grants to Major Automobile Companies, 24M will refrain, and will cause its Affiliates to refrain, from directly or indirectly granting any license for the manufacture of Products within:

(a)	the Scandinavian Region, through December 31, 2023, and

(b)	the EEA, excluding the Scandinavian Region, and excluding the grant of no more than two licenses, inclusive of that granted to FREYR hereunder, through December 31, 2023,

in either case wherein the Product is produced for use, used or sold for Energy Storage System Applications (together (a) and (b), the “Out-Licensing Restrictions”). For purposes of clarity, the Out-Licensing Restrictions shall not apply to (i) the production licenses or binding agreements to enter into a production license that that are in effect as of the Effective Date and set forth in Schedule 4f, or (ii) production licenses that are granted or entered into within 90 days after the Effective Date with the parties set forth in Schedule 4f based on negotiations that are on-going as of the Effective Date.

Subject to providing [***] months’ prior notice, paying the Exclusivity Fee (as shown in the table below) within [***] of providing such notice, the Out-Licensing Restriction in clause 6.1(a) (the “Scandinavian Region Out-Licensing Restriction”) can be extended, on an annual basis, through [***].

Calendar Year	Exclusivity Fee
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]
[***]	$[***]

Each Exclusivity Fee that FREYR pays under this Agreement [***] in the calendar year for which the Exclusivity Fee is paid. In the event FREYR elects not to pay the Exclusivity Fee to extend the term of the Scandinavian Region Out-Licensing Restriction in the applicable year, such Scandinavian Region Out-Licensing Restriction term shall expire, and FREYR may not subsequently pay an Exclusivity Fee to reinstate the Scandinavian Region Out-Licensing Restriction following such expiration.

During the Out-Licensing Restriction term, should 24m or an Affiliate wish to provide a production license that would violate the Out-Licensing Restriction, 24m can approach FREYR and request approval. If FREYR grants approval (which approval may be granted or withheld in FREYR’s sole and absolute discretion), then the Exclusivity Fee and Market Share requirement shall be reduced [***] (unless the Parties, in their discretion, agree otherwise in writing).

[***].

7.	Service agreement

7.1	Service Fee. FREYR shall pay 24m a Service Fee of nineteen million three-hundred thousand U.S. dollars ($19,300,000) in three separate payments (the “Service Fee”), in accordance with the following schedule wire transfer instructions to be provided by 24m.

(a)	Two million five-hundred thousand U.S. dollars ($2,500,000) within 15 days of the Effective Date.

(b)	Two million five-hundred thousand U.S. dollars ($2,500,000) on or before July 31, 2021.

(c)	Fourteen million three-hundred thousand U.S. dollars ($14,300,000) within three (3) days of FREYR’s financial close for its first commercial facility, but in any event no later than December 31, 2021.

7.2	Services.

(a)	In consideration of the Service Fee [plus any incurred travel, lodging, meals and similar expenses incurred by 24m in providing Services,] 24m will provide FREYR with the services as set forth in clauses 7.3 through 7.5 and in Schedule 2 (the “Services”).

(b)	24m agrees to: (i) complete the Services diligently, (ii) comply with the requirements of this Agreement and Schedule 2, and (iii) complete its obligations in the timeframe specified in this Agreement and Schedule 2.

(c)	All Services are dependent on FREYR actively providing the resources required to complete its tasks and that the minimum resources are outlined in Schedule 2.

(d)	The Parties further agree that regardless of the capacity or status of FREYR, Services shall be completed within [***] of the start production start but in no event shall Services extend beyond December 31, 2022.

7.3	Technical Training.

(a)	As soon as practical, but in any event within [***] of the Effective Date, FREYR will hire and send, at FREYR’s expense, no more than [***] engineers (“Trainees”) to 24m for technical training as described in Schedule 3 (“Technical Training”). Once the Trainees have arrived in the U.S., 24m will commence the Technical Training as set forth in the Schedule 3 [***].

(b)	The duration of the Technical Training is [***] months from the commencement date of the Technical Training. At the end of each of the Technical Training programs, 24m will certify those Trainees who have reached the required levels of such Technical Training program.

7.4	Information Provision. Except with respect to information which 24m determines, in its sole discretion with the advice of counsel, is designated as “critical technology” pursuant to 31 C.F.R. § 800.215 or other information 24m is not permitted to disclose under other nondisclosure agreements, applicable laws, rules, or regulations, including but not limited to, those for export control, 24m will disclose and/or provide, and continue to disclose and/or provide, to FREYR the following Information and/or tangible materials it has in its possession that are necessary or reasonably relevant for FREYR to construct and operate a [***] factory to produce Products, including:

1.1(a) any information regarding materials required to manufacture Semi-Solid Battery cells and/or the Semi-Solid Battery modules;

1.2(b) specifications and drawings for pilot and high volume Semi-Solid battery manufacturing equipment and facilities; and

1.3(c) manufacturing process and testing process of the Semi-Solid Battery cells and modules, and any information (including, but not limited to, specifications) regarding the machines, the equipment or the facilities used for manufacturing or evaluating such Semi-Solid Battery cells and/or such Semi-Solid Battery modules.

FREYR may reasonably request any such information set forth above in this clause 7.4 from time to time during the Term of this Agreement, and 24m shall reasonably cooperate with FREYR to promptly provide such information.

7.5	On Site Support. 24m will provide support for FREYR in the specification, selection and installation of the facility and manufacturing equipment necessary to initially produce [***] of Products. This includes:

(a)	technical advice and/or onsite technical support to install the mass production equipment and the support of FREYR personnel in the initial start-up and debug of said equipment.

7.6	Limitations. Without obtaining U.S. or other jurisdiction/country’s government clearance, license, permit or exemption or relying on License Exception TSR, 24m will not disclose or provide to FREYR or FREYR Affiliates any information regarding technologies capable of producing an energy density above 350 Wh/kg at 20℃ and other information that requires such clearance, license, permit or exemption. For the avoidance of doubt, 24m will withhold and retain from FREYR any information it determines, in its sole discretion with the advice of counsel, is subject to U.S. export control restrictions or is “critical technology” or technical information that is not available in the public domain and is necessary to design, fabricate, develop, test, produce, or manufacture a critical technology, including processes, techniques, or methods.

7.7	Joint Steering Committee.

(a)	Joint Steering Committee. The Parties will establish, as soon as practicable after the Effective Date, a Joint Steering Committee (the “JSC”) to oversee and coordinate the performance of the Services and information sharing regarding Improvements that arise in connection with this Agreement. The JSC shall be comprised of two (2) employees from FREYR and two (2) employees from 24m, or such other equal number as the Parties may agree in writing. Subject to the foregoing, each Party shall appoint its respective representatives to the JSC, and may change its representatives from time to time, in its sole discretion, effective upon notice to the other Party designating such change in accordance with this Agreement. Each JSC representative of each Party shall be a senior employee of such Party and shall have appropriate technical credentials, experience and knowledge pertaining to Products. One (1) of the members of the JSC shall be designated the JSC chairperson (the “JSC Chair”). FREYR will appoint the initial JSC Chair from its representatives, and thereafter the Parties will alternate in appointing the chairperson for twelve (12)-month terms. The JSC Chair will be responsible for calling meetings of the JSC, circulating agenda and minutes and performing administrative tasks required to assure efficient operation of the JSC.

(b)	JSC Meetings. The JSC shall meet (in person, or by telephone or videoconference) in accordance with a schedule established by mutual written agreement of the Parties no less frequently than once every three (3) months during the Term. The location for in-person meetings shall be as in as provided in the mutually agreed schedule. Alternatively, the JSC may meet by means of teleconference, videoconference or other similar means. As appropriate, additional employees or consultants may from time to time attend the JSC meetings as nonvoting observers, provided that any such additional attendees shall agree in writing to comply with confidentiality obligations similar in all material respects to those under this Agreement; and provided further that no third party personnel may attend unless otherwise agreed by both Parties in writing. Each Party shall bear its own expenses related to the attendance of the JSC meetings by its representatives. Each Party may also call for special meetings to resolve particular matters requested by such Party upon fifteen (15) Business Days prior written notice to the other Party.

(c)	The JSC Chair or his/her designee shall keep minutes of each JSC meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. The JSC Chair or his/her designee shall send meeting minutes to all members of the JSC promptly after a meeting for review. Each member shall have ten (10) Business Days from receipt in which to comment on and to approve/provide comments to the minutes (such approval not to be unreasonably withheld, conditioned or delayed). If a member, within such time period, does not notify the JSC Chair that s/he does not approve of the minutes, the minutes shall be deemed to have been approved by such member.

(d)	JSC Functions. The JSC’s responsibilities are as follows:

(i)	Observing the activities of each Party (including those of its Affiliates and third parties acting under its authority) in connection with the Services;

(ii)	Periodically reviewing the progress of the activities in connection with the Services;

(iii)	Approving any mutually agreed written amendments or changes to the Services;

(iv)	Determining the status of Improvements arising in connection with this Agreement; and

(v)	Fulfilling such other responsibilities as may be allocated to the JSC by mutual written agreement of the Parties.

(e)	JSC Disputes. The JSC will endeavour to make decisions by consensus, with each of FREYR’s and 24m’s representatives having, collectively, one vote. If consensus is not reached by the Parties’ representatives pursuant to such vote, the matter will be referred to two (2) internal mediators, one (1) from each Party, each of which is an employee designated by such Party. In the event such mediators cannot resolve an issue that is escalated to them by the JSC, within sixty (60) days after such escalation, the issue will be deemed a dispute and handled in accordance with clause 15.2.

(f)	Authority. For clarity and notwithstanding the creation of the JSC, each Party shall retain the rights and authority granted to it hereunder, and the JSC shall not be delegated or vested with such rights or authority unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. Unless expressly set forth in this clause 7.7, the JSC shall not have the power to amend, waive or modify any term of this Agreement, and no decision of the JSC shall be in contravention of any terms and conditions of this Agreement.

8.	record keeping, audit and inspection

8.1	Accounting Records. For a period of [***] years following the Calendar Year to which they relate, FREYR shall keep accounting records and financial statements in relation to sales and use in accordance with US GAAP to substantiate the Royalty paid to 24m under this Agreement, including details of the gross and net revenue of the FREYR operations that manufacture the Products (the “Accounting Records”).

8.2	Audits. 24m shall have the right at its own cost and on an annual basis to appoint independent third-party auditors reasonably acceptable to FREYR (the “Auditors”) to inspect and audit the accounting records of FREYR to validate and verify the Royalty paid to 24m. FREYR shall provide the Auditors with such reasonable assistance as they may require for the purpose of validating and verifying the Royalties paid by FREYR. The Auditors shall disclose to 24m only the information necessary to determine the amount and accuracy of payments reported and actually paid or otherwise payable under this Agreement. The Auditor will send a copy of the report to FREYR at the same time it is sent to 24m. Such inspections may be made no more than once each Calendar Year and during normal business hours. Such records for any particular Calendar Quarter shall be subject to no more than one audit. The Auditors shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. The Parties will endeavour in such inspection to minimize disruption of FREYR’s normal business activities to the extent reasonably practicable. If an audit reveals an underpayment of the Royalty, FREYR shall explain the reason for such underpayment to 24m’s reasonable satisfaction and promptly make payment of the underpaid amount to 24m, plus any interest as required under clause 5.5. If such underpayment is more than [***] of the royalty actually paid, then FREYR will reimburse 24m its audit fees. If an audit reveals an overpayment, 24m shall promptly disclose and reimburse FREYR for such overpayment.

9.	representation, warranties and undertakings

9.1	Mutual Representations, Warranties and Undertakings

Each Party represents, warrants and undertakes to the other Party that as of the Effective Date:

(a)	it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification;

(b)	it has all requisite power and authority to enter into this Agreement, to grant the rights and licenses it grants hereunder and to perform its obligations hereunder;

(c)	the persons entering into this Agreement on its behalf have been duly authorised to do so, including by all necessary corporate and stockholder action, if required, and no further corporate or stockholder action is required on the part of it to authorize this Agreement, to grant the rights and licenses set out in this Agreement, and to perform its obligations under this Agreement;

(d)	this Agreement and the obligations created hereunder are binding upon it and enforceable against it in accordance with their terms (subject to applicable principles of equity) and do not and will not violate the terms of any other agreement, or any judgment or court order, to which it is bound;

(e)	there is no proceeding pending or threatened, or any other event, matter, occurrence or circumstance which to the Party’s knowledge, challenges or may have a material adverse impact on this Agreement or the ability of the Party to perform its obligations pursuant to this Agreement;

(f)	once duly executed and delivered, and assuming due execution and delivery by the other Party, this Agreement (i) will constitute its legal, valid and binding obligations, enforceable in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) and (ii) does not conflict with: (A) any provision of its certificate of incorporation or bylaws; (B) any law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over it; or (C) any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound; and

(g)	no consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental authority or regulatory authority or any third party is required by, or with respect to, it in connection with the execution and delivery of this Agreement.

9.2	24m Representations, Warranties and Undertakings

24m represents, warrants and undertakes to FREYR that:

(a)	except as set forth in Schedule 4a, it is the sole and exclusive owner of, and holds all rights in, the 24m Proprietary Technology, free of any encumbrance, lien, or claim of ownership by any third party;

(b)	except as set forth in Schedule 4b, 24m does not possess, use or provide to its other licensees any Related Information that it does not have the right to disclose, deliver and license to FREYR as 24m Licensed Technology on the terms set forth in this Agreement;

(c)	during the Term, all of 24m’s and its Affiliates’ rights, title and interest in any 24m Proprietary Technology shall be and remain owned or held, as applicable, by 24m, except where 24m has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application in any 24m Proprietary Technology;

(d)	as of the Effective Date, Schedule 1 ([***]) and Schedule 1a ([***]) comprises a true and complete list of all 24m Licensed Patents, and other than the 24m Licensed Patents listed on Schedule 1 ([***]) and Schedule 1a ([***]) 24m and its Affiliates, do not own or otherwise have rights to any other patents or patent applications;

(e)	it has the right to grant the licenses and rights, and perform the Services, set out in this Agreement and has not, and will not during the Term, grant or permit an Affiliate to grant any right to any third party that would conflict with the licenses and rights set out in this Agreement;

(f)	except as set forth in Schedule 4f, neither 24m nor any of its Affiliates has previously entered into any agreement, whether written or oral, with respect to the assignment, transfer, license, conveyance or encumbrance of, or otherwise assigned, transferred, licensed, conveyed or encumbered its right, title, or interest in or to any patent, patent application, Information or IPR (including by granting any covenant not to sue with respect thereto) that would otherwise be (or rights to which would otherwise be) included in the 24m Proprietary Technology but for such assignment, transfer, license, conveyance, or encumbrance;

(g)	neither 24m nor any of its Affiliates has received any written notice from any person, or has knowledge of, any claim or potential claim, whether or not asserted, that: (i) the 24m Licensed Patents are invalid or unenforceable, or (ii) the use or practice of the 24m Proprietary Technology for the manufacture or sale of Semi-Solid Battery cells, Semi-Solid Battery modules, or components thereof, does or would be reasonably expected to, violate, infringe or misappropriate the IPR of a third party;

(h)	the Services under this Agreement will be performed in a professional and workman-like manner;

(i)	there are no actual, pending, or alleged or threatened in writing, adverse actions, suits, claims, interferences or formal governmental investigations by or against 24m or any of its Affiliates in or before any court or governmental authority;

(j)	there are no material unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court, an administrative agency or by an arbitrator) against 24m;

(k)	during the Term, it will inform FREYR promptly of the existence of any proceedings, pending or threatened, or of any other event, matter, occurrence or circumstance to which 24m is a party which may have a material adverse effect upon the performance of the Services or the fulfilment of 24m’s liabilities, responsibilities and obligations pursuant to this Agreement, including the licenses; and

9.3	FREYR Representations, Warranties and Undertakings

FREYR represents, warrants and undertakes to 24m that:

(a)	it will obtain and continue to hold all necessary licenses and regulatory approvals to manufacture the Products in accordance with this Agreement;

(b)	it will not do or omit to do anything to diminish the rights of 24m in the 24m Proprietary Technology or impair the registration of any patent related to the 24m Proprietary Technology by 24m; and

(c)	during the Term, it will inform 24m promptly of the existence of any proceedings, pending or threatened, or of any other event, matter, occurrence or circumstance to which FREYR is a party which may have a material adverse effect upon the performance its obligations or the fulfilment of FREYR’s liabilities, responsibilities and obligations pursuant to this Agreement.

9.4	Export Control. FREYR acknowledges that the technology provided by 24M pursuant to this Agreement is subject to U.S. export control laws, including the U.S. Export Administration Regulations (“EAR”), and may be subject to the export control laws of other jurisdictions (collectively, the “Export Control Laws”). FREYR agrees not to sell, export, reexport, transfer, divert, or otherwise dispose of the products provided by 24M, directly or indirectly, in violation of the EAR or any applicable Export Control Laws. FREYR further warrants that the products provided by 24M pursuant to this Agreement will not be used, exported, reexported, or transferred without prior authorization from the U.S. government to any “military end user” or for a “military end use.”

9.5	DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS ARTICLE 9, EACH PARTY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ABSENCE OF ERRORS, ACCURACY, COMPLETENESS OF RESULTS, THE PROSPECTS OR LIKELIHOOD OF SUCCESS (FINANCIAL OR OTHERWISE) OF THE EVALUATION, OR THE VALIDITY, SCOPE, OR NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY.

10.	indemnities

10.1	IPR Indemnity

24m shall on written request indemnify, defend and hold harmless FREYR and all of its Affiliates, respective officers and employees (“FREYR Indemnified Persons”) in respect of any third party claims brought against any of the FREYR Indemnified Persons that the use of the 24m Proprietary Technology by FREYR in accordance with licenses granted by 24m under clause 3 (Grant of Licence) infringes or otherwise misappropriates any IPR of any third party.

10.2	Exceptions to IPR Indemnity

FREYR shall not be entitled to recover for third party claims under the IPR indemnity set out in clause 10.1 (IPR Indemnity) to the extent that such third party claim is based upon:

(a)	any modifications made to the 24m Proprietary Technology by FREYR or its Affiliates (except where pursuant to the specific written direction of 24m);

(b)	any combination by, or for, FREYR or any of its Affiliates of the 24m Proprietary Technology with products, data or materials not provided by 24m, including FREYR Developed IPR; or

(c)	failure to use, within a reasonable time of them having been provided, any corrections or enhancements of the 24m Proprietary Technology; provided that any relevant corrections or enhancements are provided free of charge and provide equivalent functionality and in any event, no less functionality than the original 24m Proprietary Technology, provided in each case that 24m notifies FREYR of any potential infringement of such third party rights of which 24m is reasonably aware.

10.3	Treatment of Infringing IPR

If a claim is brought which is the subject of clause 10.1 (IPR Indemnity) then, in addition to the IPR indemnity obligation and notwithstanding clause 10.5 (Defence of Claims), 24m may, at its option:

(a)	use commercially reasonable efforts to procure the necessary rights to provide and use such IPR in the 24m Proprietary Technology as required in order to continue to grant the licenses under this Agreement; or

(b)	if 24m cannot procure such rights, use commercially reasonable efforts to replace or modify the infringing elements of the 24m Proprietary Technology so that they no longer infringe third party rights, provided that the replacement or modification does not materially degrade the functionality and performance of the 24m Proprietary Technology.

(c)	[***].

10.4	FREYR Indemnities

FREYR shall upon written request indemnify, defend and hold harmless 24m and all of its Affiliates, respective officers and employees (the “24m Indemnified Persons”), against any costs, claims, losses, liabilities, expenses (including reasonable legal costs) or damages assessed against, or incurred by any of the 24m Indemnified Persons, to the extent arising out of or in connection with any third party claims brought against any of the 24m Indemnified Persons:

(a)	as a result of a defect in the manufacture of the Products by FREYR; and

(b)	that FREYR has failed to perform its obligations under this Agreement in accordance with Applicable Law.

10.5	Defence of Claims

(a)	Upon a third party threatening or bringing a claim in respect of which a Party has given an indemnity pursuant to this Agreement:

(i)	the Indemnitee will notify the Indemnitor as soon as reasonably practicable upon becoming aware of the claim; and

(ii)	the Indemnitor will defend the claim in accordance with sub-clause (b).

(b)	The Indemnitor will assume control of the defence and settlement of the claim, as follows:

(i)	the Indemnitor will, at its own expense, defend the claim and have control of the conduct of the defence and settlement of the claim, provided however that the Indemnitee will have the right to:

(A)	participate in any defence and settlement, such participation to be at its own cost where it is not pursuant to a request for participation from the Indemnitor;

(B)	review the terms of any settlement and reasonably veto any proposed admission of liability by the Indemnitee and any such settlement or admission (including its terms) will be Confidential Information of both Parties; and

(C)	join the Indemnitor as a defendant in legal proceedings arising out of the claim; and

(ii)	the Indemnitee will:

(A)	not make admissions (except under compulsion of Applicable Law), agree to any settlement or otherwise compromise the defence or settlement of the claim without the prior written approval of the Indemnitor, which will not be unreasonably withheld, delayed or conditioned; and

(B)	give, at the Indemnitor’s request and cost, all reasonable assistance in connection with the defence and settlement of the claim; and

(C)	the Indemnitor will be subrogated to the rights and defences of the Indemnitee in respect of the claim.

11.	limits of liability

11.1	Notwithstanding anything in clause 11.2 below, nothing in this Agreement shall exclude or restrict either Party’s liability for:

(a)	[***];

(b)	[***];

(c)	[***];

(d)	[***];

(e)	[***];

(f)	[***].

11.2	TO THE FULLEST EXTENT PERMITTED BY LAW, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER PERSON FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, PUNITIVE, OR ENHANCED DAMAGES WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY, OR OTHERWISE (INCLUDING THE ENTRY INTO, PERFORMANCE, OR BREACH OF THIS AGREEMENT), REGARDLESS OF WHETHER SUCH LOSS OR DAMAGE WAS FORESEEABLE OR THE PARTY AGAINST WHOM SUCH LIABILITY IS CLAIMED HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. SUBJECT TO CLAUSE 10.1, EACH PARTY’S AGGREGATE, CUMULATIVE LIABILITY FOR DIRECT DAMAGES INCURRED IN CONNECTION WITH THIS AGREEMENT SHALL NOT EXCEED THE GREATER OF [***] (“LIABILITY CAP”).

11.3	With respect to performance of indemnification obligations under clause 10, each party’s aggregate, cumulative liability for direct damages incurred in connection with this Agreement shall not exceed [***] of the total amounts paid under this Agreement. Additionally, with respect to any breach by 24m of its obligations in clause 6, 24m’s aggregate, cumulative liability for direct damages incurred in connection with this Agreement shall not exceed [***].

11.4	Each Party acknowledges its general duty at law to mitigate its losses incurred in relation to this Agreement.

12.	termination

12.1	Either Party may terminate this Agreement, by giving written notice to the other Party if such other Party:

(a)	commits a material breach of this Agreement (including, in the case of FREYR, non-payment of the Royalties in accordance with clause 5) that is not cured within [***] days of being given written notice to do so; provided that if the Party alleged to be in breach disputes such breach by written notice to the other Party within such [***]-day period, then the non-breaching Party shall not have the right to terminate this Agreement pursuant to this clause 12.1(a) unless and until it has been determined that this Agreement, as applicable, was materially breached in accordance with clause 15 (Dispute Resolution) below, and the breaching Party fails to comply with its obligations hereunder within [***] days after such determination; or

(b)	suffers an Insolvency Event.

12.2	24m may terminate this Agreement if FREYR fails to achieve a sustained production rate of 1 GWh per year by December 31, 2024; provided that any delay by 24m in providing Services under this Agreement that impacts FREYR’s ability to achieve this milestone shall automatically result in a [***] extension of such date, without regard to any default or non-performance by FREYR. Such date may also be extended in 24m’s sole discretion.

12.3	At any time after [***], and provided that FREYR has not commercially sold Products hereunder for a period of [***] consecutive months prior to the date this clause is invoked, FREYR shall have the right to terminate this Agreement in whole with respect to the entire license grant, for any reason or no reason, upon [***] days’ prior written notice to 24m referencing this clause 12.3. In such case FREYR and its Affiliates shall be prohibited from the manufacture, use, sale or import of Products in a manner that would infringe or otherwise misappropriate 24m Proprietary Technology no longer licensed to FREYR hereunder; provided that without granting FREYR any rights or licenses under any patents or copyrights, this sentence does not restrict FREYR from using 24m Licensed Technology upon and after the earlier of (a) the 24m Licensed Technology becoming publicly known through no wrongful act or breach of this Agreement by FREYR and (b) the [***] anniversary of the Effective Date.

12.4	At any time after [***], and provided FREYR has not commercially manufactured Products for a period of [***] consecutive months prior to the date this clause is invoked, FREYR shall have the right to terminate this Agreement in part on a patent-by-patent, product-by-product or country-by-country basis, for any or no reason, upon [***] days’ prior written notice to 24m referencing this clause 12.3.

12.5	In the event of an early termination of this Agreement (a) by 24M in accordance with clause 12, all Royalty and Service Fee payments then-paid or accrued shall be fully earned and non-refundable; and (b) by either Party in accordance with clause 12, FREYR’s licenses with respect to the 24m Proprietary Technology (other than FREYR Developed Improvements and any patents and patent applications claiming FRYER Developed Improvements) will terminate.

12.6	Clauses 4 (with the exception of Clause 4.4), 5 (with the exception of Clauses 5.2 and 5.3) (with respect to Royalty and Service Fee payments then accrued), 8 (limited, in the case of Clause 8.2, to the [***] period following termination of this Agreement), 11, 13, and 15 and Clauses 2.1 (last sentence only), 3.1 (last sentence only), 3.2 (last sentence only), 9.4, 9.5, 10.1, 10.2, 10.4, 10.5, 12.3 (last sentence only), 12.5, and 12.6 shall survive termination of this Agreement.

13.	confidentiality

13.1	Subject to clause 13.2, each Party:

(a)	shall treat as strictly confidential all Confidential Information received from the other Party; and

(b)	shall not, and shall procure that its Affiliates shall not, except with the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned or delayed), make use of (save for the purposes of performing its obligations under this Agreement) or disclose to any person (other than its representatives in accordance with clause 13.3) any Confidential Information.

13.2	Notwithstanding the foregoing, either Party shall have the limited right to disclose Confidential Information in the event:

(a)	such disclosure is required by Applicable Law or by any stock exchange or any supervisory, regulatory, governmental or anti-trust body having applicable jurisdiction and the Party using or disclosing Confidential Information (or whose Affiliate uses or discloses such Confidential Information) has (to the extent legally permissible and reasonably practicable in the circumstances) given the other Party sufficient prior notice in order for such other Party to obtain a protective order or other appropriate remedy;

(b)	such disclosure is required pursuant to governmental or judicial order requirement, provided, however, that the other Party shall give the Party reasonable prior written notice so that the Party may seek a protective order or other legal remedy to maintain such information in confidence; or

(c)	such disclosure is required in order to facilitate any assignment or proposed assignment of the whole or any part of the rights or benefits under this Agreement which is permitted by this Agreement or actual or potential Financing Party; provided, however, such disclosure is made only to those parties on an as-needed basis and any third party who has access to the Confidential Information signs a non-disclosure agreement containing restrictions on confidentiality at least as protective of the Confidential Information as set forth herein.

13.3	Each Party undertakes that it shall (and shall procure that its Affiliates shall) only disclose Confidential Information to its representatives where it is reasonably required for the purposes of exercising its rights or performing its obligations under this Agreement and only where the representatives are informed of the confidential nature of the Confidential Information and the provisions of this clause 13 (Confidentiality).

13.4	The provisions of this clause shall survive the termination of this Agreement.

14.	force majeure

14.1	A Party shall not be in breach of this Agreement, or liable for any failure or delay to perform, in whole or in part, its obligations under this Agreement if such failure is due to any Force Majeure Event, provided that it shall:

(a)	promptly notify the other Party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance; and

(b)	use best endeavours to prevent or mitigate the effect of the Force Majeure Event to carry out its obligations under this Agreement in any way that is reasonably practicable and to resume the performance of its obligations as soon as reasonably possible.

15.	dispute resolution

15.1	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof, between the Parties (“Dispute”)_shall be settled through friendly negotiations by the Parties.

15.2	If any Dispute cannot be settled through negotiations, the Dispute shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
The seat of the arbitration shall be New York, New York, United States. The number of arbitrators shall be 3. The language of arbitration shall be English.

15.3	In all cases, the award rendered by the arbitrators shall be final and binding upon the Parties.

15.4	When any Dispute occurs and when any Dispute is under arbitration, except for the matters in dispute, the Parties shall continue to fulfil their respective obligations, and shall be entitled to exercise their respective rights under this Agreement.

16.	miscellaneous

16.1	Further Assurance. Each Party will do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power to implement and give effect to this Agreement.

16.2	Assignment / Novation. Neither Party may assign, sub-license (except as provided in clause 3), or otherwise transfer, or purport to assign, sub-license (except as provided in clause 3), or otherwise transfer any right or obligation (as applicable), pursuant to this Agreement without the prior approval of the other Party except that either party may assign this Agreement to (a) an Affiliate, or (b) a successor in connection with a change of control. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Notwithstanding the foregoing, FREYR may, without the prior approval of 24m, assign, mortgage, pledge or otherwise directly or indirectly assign its rights under this Agreement to (A) any reputable Financing Party that is not a competitor to 24m or a manufacturer of lithium-ion batteries or (B) any entity through which FREYR is obtaining financing from a reputable Financing Party where neither the entity nor the Financing Party are competitors to 24m or manufacturers of lithium-ion batteries.

16.3	Financing. The Parties acknowledge that FREYR may obtain debt or equity financing or other credit support from lenders, investors or other third parties (each, a “Financing Party”) in connection with the manufacturing and commercialization of the Semi-Solid Battery cells and modules. In furtherance of FREYR’s financing arrangements and in addition to any other rights or entitlements of FREYR under this Agreement, 24m shall use good faith efforts to timely execute any consents to assignment (which may include notice, cure, attornment and step-in rights) or estoppels and negotiate any amendments to this Agreement that may be reasonably requested by FREYR or the Financing Parties; provided, that such estoppels, consents to assignment or amendments do not alter the fundamental economic terms of this Agreement.

16.4	Continuation of Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by 24m to FREYR are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(56) of the Bankruptcy Code. The parties agree that FREYR, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against 24m under the Bankruptcy Code, FREYR shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, shall be promptly delivered to FREYR (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by FREYR, unless 24m elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of 24m upon written request therefor by FREYR.

16.5	Compliance with Laws and Anti-bribery and Corruption. Each Party shall perform its obligations, and exercise its rights, pursuant to this Agreement in accordance with Applicable Laws and shall refrain from any conduct that would cause the other Party to be in violation of any Applicable Laws related to bribery and corruption, including the United States Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq. (the “FCPA”).

16.6	Independent Contractors. Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership or joint venture between any of the Parties, constitute any Party the agent of another Party, or authorise any Party to make or enter into any commitments for or on behalf of any other Party.

16.7	CFIUS. If the Committee on Foreign Investment in the United States (“CFIUS”) inquires about the transaction or requests the Parties or a Party to file a declaration or notice with respect to the transaction, then each of 24m and FREYR shall use reasonable best efforts to (A) provide as promptly as practicable to each other’s counsel and to CFIUS any additional or supplemental information and documentary material as may be necessary, proper or advisable in connection with the transaction, including preparing and submitting a joint voluntary declaration or notice and thereafter to achieve CFIUS approval; (B) permit the other party to review reasonably in advance any communication (subject to mutually acceptable appropriate redactions to maintain confidentiality of business information) proposed to be given by it to CFIUS, and consult with each other in advance of any meeting or conference with CFIUS, and, to the extent permitted by CFIUS, give the other party reasonable opportunity to attend and participate in any such meeting or conference; and (C) keep each other timely apprised of the status of any communications with, and any inquiries or requests for additional information or documentary material from, CFIUS, in each case (A)-(C), to the extent permitted by applicable law and subject to customary and mutually acceptable confidentiality practices and all applicable privileges (including the attorney-client privilege). For the sake of clarity, neither 24M nor FREYR shall have any obligation under this agreement to take any action, or refrain from taking any action, in order to satisfy any conditions or mitigation measures that CFIUS may deem necessary to obtain CFIUS approval. Each party shall account for its own costs associated with obtaining such approval, and the parties agree to share any such costs equally, as calculated following the submission of final accountings by each party.

16.8	Waiver. No delay or omission by either Party in enforcing or exercising any right, power or remedy will impair that right, power or remedy or be construed to be a waiver of it. A waiver by either Party of any of its rights, powers or remedies or of any breach will not be construed to be a waiver of any other right, remedy or power or any other succeeding breach. No waiver or discharge of any kind will be valid unless in writing and signed by an authorised representative of the Party against whom such waiver or discharge is sought to be enforced.

16.9	Severability. If a court of competent jurisdiction or other competent body decides that any provision of this Agreement is void or otherwise ineffective but would be valid and effective if appropriately modified, then such provision will apply with the modification necessary to make it valid and effective. If such a provision cannot be so modified, the provisions’ invalidity or ineffectiveness will not affect or impair the validity or legal effect of any other provision of this Agreement.

16.10	Variation. No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by or on behalf of each of the Parties to this Agreement.

16.11	Notices. Any notice given by a Party to the other Party will be in English and will be sent by registered air mail, fax or electronic mail to the respective addresses as set herein. Any notice sent by registered air mail will be deemed to have been served seven (7) days after posting. Any notice sent by fax or electronic mail will be deemed to have been served one (1) day after dispatch. Either Party may change its address for notices upon prior seven (7) days’ written notice to the other Parties.

24m:

Address: 130 Brookline Street, Suite 200, Cambridge, MA 02139, U.S.A.

Telephone:

Email: [***]

Attention: Naoki Ota, CEO

FREYR:

Address: Nytorget 1, 8622 Mo i Rana, Norway

Telephone:

E-mail : contract-notifications@freyrbattery.com; tom.jensen@freyrbattery.com

Attention: Tom Einar Jensen, CEO

16.12	Rights of Third Parties. Except as expressly provided otherwise in this Agreement, a person who is not a Party to this Agreement shall have no right to benefit from this Agreement or to enforce any of its terms.

16.13	Counterparts. This Agreement may be executed in counterparts.

16.14	Entire Agreement. Except in the case of fraud or fraudulent misrepresentation:

(a)	this Agreement sets out the entire agreement between the Parties and supersedes any prior drafts, representations, negotiations, understandings and arrangements of any nature, relating thereto;

(b)	each Party acknowledges that, in entering this Agreement, it has not relied on any statement, representation, assurance or warranty other than those expressly set out in this Agreement; and

(c)	if there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail unless expressly stated otherwise in such agreement and agreed to in writing by both Parties.

16.15	Governing Law. This Agreement, and all questions regarding the existence, validity, interpretation, breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles with the exception of sections 5-1401 and 5-1402 of New York General Obligations Law.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement by their duly authorized representatives.

FREYR CORPORATION		24m TECHNOLOGIES, INC.

By:	/s/ Tom Einar Jensen	By:	/s/ Naoki Ota
Name:	Tom Einar Jensen	Name:	Naoki Ota
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Schedule 1

[***]

Schedule 2 Services

Milestones and Deliverables

[***]

SCHEDULE 3

Technical Training

[***]

SCHEDULE 4

exceptions to 24m REPRESENTATIONS AND WARRANTIES

[***]